Exhibit 99.2

SEMICONDUCTOR MANUFACTURING INTERNATIONAL CORPORATION

2014 EMPLOYEE STOCK PURCHASE PLAN

SMIC hereby establishes this Plan to be known as the “SMIC 2014 Employee Stock Purchase Plan” as a component of the Global Equity Program. The Plan shall become effective in accordance with Section 4 hereof.  Capitalized terms that are not otherwise defined in the text of this Plan are defined in Section 2 below.

1.   Purpose

The purposes of this Plan are to attract, retain and motivate employees of the Company; to provide a means of compensating them for their contributions to the growth and profits of the Company; and to allow such employees to participate in such growth and profitability by permitting such employees to purchase ADSs at a discount and receive favorable U.S. income tax treatment on a subsequent qualifying disposition of such ADSs.

2.   Definitions

For purposes of the Plan, the following terms shall be defined as follows:

“Account Balance” means, as of any date of determination, the amount of Contributions that have been credited to a Participant’s book account under the Plan, together with any interest thereon credited pursuant to Section 14.

“Administrator” means the individual or individuals to whom the Committee delegates authority under the Plan in accordance with Section 3(b).

“ADS” means an SMIC American Depositary Share, each of which represents fifty (50) Common Shares.

“Board” means the board of directors of SMIC.

“Business Day” means a day on which the applicable exchange is open for trading of securities.

“Code” means the U.S. Internal Revenue Code of 1986, as amended, and the applicable rulings and regulations thereunder.

“Committee” means the Compensation Committee of the Board, any successor committee thereto or any other committee appointed from time to time by the Board to administer the Plan.

“Common Shares” means ordinary shares in the capital of SMIC, par value $0.0004.

“Company” means, individually and collectively, SMIC and any Subsidiary, that has adopted the Plan with the prior approval of the Committee and any successors thereto.

“Compensation” means total cash compensation received by an Employee from the Company. By way of illustration, but not limitation, Compensation includes regular compensation such as salary, wages, overtime, shift differentials, bonuses, commissions and incentive compensation, but excludes relocation, expense reimbursements, tuition or other reimbursements and income realized as a result of participation in any stock option, stock purchase, or similar plan of the Company.

“Continuous Status as an Employee” means the absence of any interruption or termination of service as an Employee. Continuous Status as an Employee shall not be considered interrupted in the case of (i) sick leave; (ii) military leave; (iii) maternity leave; (iv) any other leave of absence approved by the Committee; or (v) transfers between Subsidiaries who have adopted this Plan.

“Contributions” means all amounts that a Participant contributes to his or her book account under the Plan.

“Designated Broker” means a stock brokerage or other financial services firm designated by the Company.

“Employee” means any full-time or regular part-time employee of the Company. The employment status of an individual shall be determined in accordance with United States Treasury Regulations Section 1.421-7(h) or any successor regulation thereto.

“Fair Market Value” at any date means the closing price of an ADS on the applicable exchange on which ADSs are trading. If Fair Market Value is initially determined in a currency other than U.S. dollars, the U.S. dollar equivalent shall be established as of the relevant rate of determination using a current exchange rate approved by the Committee, and such U.S. dollar equivalent shall be the Fair Market Value as of the relevant date of determination for purposes of the Plan.

“Global Equity Program” means collectively this Plan, the Semiconductor Manufacturing International Corporation 2014 Equity Incentive Plan and the Semiconductor Manufacturing International Corporation 2014 Stock Option Plan, as amended from time to time.

“HK Listing Rules” means the Rules Governing the Listing of Securities on The Stock Exchange of Hong Kong Limited, as amended from time to time.

“Hong Kong Exchange” means The Stock Exchange of Hong Kong Limited.

“NYSE” means the New York Stock Exchange, Inc.

“Offering Date” means the first Business Day of each Offering Period.

“Offering Period” means a period of time specified by the Committee during which participating Employees may make Contributions under the Plan and at the end of which Contributions shall be applied to purchase ADSs. An Offering Period shall be no shorter than 6 months and no longer than 27 months.

“Participant” means an eligible Employee who has elected to participate in the Plan and who holds a Purchase Right granted under the Plan.

“Plan” means this SMIC 2014 Employee Stock Purchase Plan.

“Purchase Date” means the last day of each Offering Period.

“Purchase Price” means with respect to an Offering Period an amount not less than 85% of the Fair Market Value of the ADSs on the Offering Date or on the

Purchase Date, whichever is lower. Except as otherwise determined by the Committee prior to the commencement of an Offering Period, the Purchase Price for each Offering Period shall be 85% of the lower of the Fair Market Value of the ADSs on the Offering Date or on the Purchase Date.

“Purchase Right” means the right of an Employee to purchase ADSs pursuant to the terms of this Plan.

“Qualified Terminated Participant” means a Participant whose Continuous Status as an Employee terminates for any of the following reasons:

(i)   Death;

(ii)  Disability entitling the Participant to benefits under the long-term disability plan covering the Participant;

(iii) Retirement on or after reaching age 60 or any other age at which he is bound to retire in accordance with the terms of his contract;

(iv)  The Subsidiary that employs the Participant ceases to be a Subsidiary; or

(v)   The fact that the office or employment by virtue of which the Participant is eligible to participate in the Plan relates to a business or part of a business which is transferred to a person which is not a Subsidiary.

“Securities Act” means the U.S. Securities Act of 1933, as amended, and the applicable rulings and regulations thereunder.

“SMIC” means Semiconductor Manufacturing International Corporation, a limited liability company incorporated under the laws of the Cayman Islands, and any successor thereto.

“SMIC Stock Option Plan” means the Semiconductor Manufacturing International Corporation 2014 Stock Option Plan.

“Stock Option” has the same meaning given to it under the SMIC Stock Option Plan.

“Subsidiary” means a corporation which is a subsidiary of SMIC within the meaning of Section 424(f) of the Code.

“$” means U.S. dollars.

3.   Administration of the Plan

(a)   The Plan shall be administered by the Committee, which shall have full power and authority, subject to the express provisions hereof: (i) to adopt, amend and rescind any rules it considers desirable and appropriate for the administration of the Plan; (ii) to construe and interpret the Plan; and (iii) to make all other determinations necessary or advisable for the administration of the Plan. All decisions of the Committee in administering or interpreting the Plan, or in making determinations hereunder, shall be final and binding on all parties, including all Participants.

(b)   The Committee may, but need not, from time to time delegate some or all of its authority under the Plan to an Administrator consisting of one or more members of the Committee or of one or more officers of the Company. Any delegation hereunder shall be subject to the restrictions and limits that the Committee specifies at the time of such delegation or thereafter. Nothing in the Plan shall be construed as obligating the Committee to delegate authority to an Administrator, and the Committee may at any time rescind the authority delegated to an Administrator appointed hereunder or appoint a new Administrator. At all times, the Administrator appointed under this Section 3(b) shall serve in such capacity at the pleasure of the Committee. Any action undertaken by the Administrator in accordance with the Committee’s delegation of authority shall have the same force and effect as if undertaken directly by the Committee, and any reference in the Plan to the Committee shall, to the extent consistent with the terms and limitations of such delegation, be deemed to include a reference to the Administrator.

(c)   No member of the Committee shall be liable for any action or determination made in good faith, and the members of the Committee shall be entitled to indemnification and reimbursement in the manner provided in SMIC’s by-laws as they may be amended from time to time. In the performance of its responsibilities with respect to the Plan, the Committee shall be entitled to rely upon information and advice furnished by the Company’s officers, the Company’s accountants, the Company’s counsel and any other party the Committee deems necessary, and no member of the Committee shall be liable for any action taken or not taken in reliance upon any such advice. The provisions of this Section 3(c) shall apply to the Committee and to each Administrator designated by the Committee.

(d)   Anything in the Plan to the contrary notwithstanding: any authority or responsibility that, under the terms of the Plan, may be exercised by the Committee may alternatively be exercised by the Board.

4.   Effective Date and Term

(a)                      The Plan shall become effective on the date on which the latest of the following events shall occur (the “Effective Date”):

(i)                          approval by the Board;

(ii)                       approval by the shareholders of SMIC at a general meeting; and

(iii)                    registration of the Plan with the PRC State Administration of Foreign Exchange.

(b)                      The term of the Plan shall be for a period of ten years commencing on the Effective Date, without prejudice to the continue application of the Plan to any Purchase Right granted during the above term but remaining outstanding after the expiry of the above term.

5.   Common Shares Subject to the Plan

(a)   Subject to paragraph 5(d), the number of Common Shares that may be issued pursuant to this Plan and the SMIC Stock Option Plan (the “Global Limit”) shall not, in aggregate, exceed 10% of the issued Common Shares as at the date of approval of this Plan, being 3,207,377,124 Common Shares. If Stock Options and Purchase Rights granted respectively under the SMIC Stock Option Plan and this Plan exceed this limit, the Company may seek shareholders’ approval in order to refresh such limit, subject to the thirty percent (30%) limit described herein. In no event may the number of Common Shares that may be issued pursuant to any outstanding Purchase Right granted under this Plan or other employee stock purchase plan of the Company or any outstanding Stock Option granted under the SMIC Stock Option Plan or other stock option plan of the Company exceed, in the aggregate, thirty percent (30%) of the issued and outstanding Common Shares in issuance from time to time, subject to such changes with respect to such thirty percent (30%) limit that may apply from time to time under applicable HK Listing Rules, as determined by the Committee.

(b)   Within the Global Limit, the maximum number of ADSs that shall be available for sale in any Offering Period shall be determined by the Committee before the start of the relevant Offering Period.

(c)   For purposes of calculating the number of Common Shares issued under the Global Limit (and for purposes of calculating any other limit set forth herein), the issuance of an ADS shall be deemed to be equal to a number of Common Shares determined by multiplying (i) the number of ADSs issued under the Global Limit by (ii) the ADS Multiplier. For purposes of the previous sentence, “ADS Multiplier” means the number of Common Shares corresponding to one (1) ADS.

(d)   If, while any Purchase Rights are outstanding, the outstanding ADSs or Common Shares are increased, decreased, changed into, or exchanged for a different number or kind of shares or securities of the Company, or there has been any other change in the capitalization of the Company, through a capitalization issue, rights issue, sub-division or consolidation of shares or reduction of capital, the Committee in its discretion may make appropriate and proportionate adjustments in the number and/or kind of shares which are subject to purchase under outstanding Purchase Rights and the share limits set forth in Section 5(a), including, if the Committee deems appropriate, the substitution of similar purchase rights in shares of another company (with such other company’s consent) (so that Participants shall receive the same proportion of equity capital of SMIC to which they were previously entitled).

6.   Eligibility

(a)   Unless the Committee determines otherwise, all persons who are Employees as of the Offering Date of a given Offering Period shall be eligible to enroll in the Plan and make Contributions thereunder. To be eligible to purchase ADSs, an individual must maintain his or her Continuous Status as an Employee through the Purchase Date of the relevant Offering Period. Notwithstanding the preceding sentence, the Committee may, with respect to any one or more Offering Periods: (i) impose eligibility conditions upon the Employees of any Subsidiary, provided that such conditions are permitted under Section 423(b)(4) of the Code; and (ii) exclude Employees of a Subsidiary from participating in the Plan during such Offering Period(s).

(b)                                 Any provisions of the Plan to the contrary notwithstanding, no Employee shall be granted a Purchase Right under the Plan if: (i) immediately after the grant, such Employee (or any other person whose stock would be attributed to such Employee pursuant to Section 424(d) of the Code) would own capital stock of the Company and/or hold outstanding Purchase Rights to purchase stock possessing five percent or more of the total combined voting power or value of all classes of stock of the Company or of any Subsidiary; or (ii) such Purchase Right would permit his or her rights to purchase ADSs under all employee stock purchase plans (described in Section 423 of the Code) of the Company and its Subsidiaries to accrue at a rate that exceeds $25,000 of the Fair Market Value of such ADSs or such lower amount as the Committee may determine (determined at the time such Purchase Right is granted) for each calendar year in which such Purchase Right is outstanding at any time; or (iii) such Purchase Right would permit his or her rights to purchase Common Shares or ADSs under all employee stock purchase plans or option plans of the Company granted to him or her in any twelve-month period to exceed one percent (1%) of the then issued and outstanding Common Shares subject to such changes from time to time to applicable HK Listing Rules, as determined by the Committee.

(c)                                  All Employees granted Purchase Rights under the Plan shall have the same rights and privileges hereunder, to the extent required to comply with Section 423(b)(5) of the Code.

7.              Offering Periods

The Plan shall be implemented by a series of Offering Periods. The Committee shall determine the starting and ending dates of each Offering Period, but no Offering Period shall be shorter than 6 months or longer than 27 months.

8.              Participation

(a)                                 An eligible Employee may elect to participate in the Plan for any Offering Period by completing a subscription agreement and any other required documents (“Enrollment Documents”) provided by the Company and submitting them to the Company’s Human Resources Department, the Human Resources Department of the Subsidiary that employs the Employee or as the Committee otherwise specifies on or before such deadline prior to the applicable Offering Date as the Committee may specify. The Enrollment Documents and their submission may be electronic, as directed by the Company. The Enrollment Documents shall set forth the amount to be paid by the

Participant as Contributions pursuant to the Plan.

(b)                                 Payroll deductions shall commence on the first full payroll following the Offering Date and shall end on the last payroll paid on or prior to the Purchase Date of the Offering Period to which the Enrollment Documents are applicable, unless sooner terminated by the Participant as provided in Section 13.

9.              Contributions

(a)                                 A Participant shall elect to have payroll deductions made on each payday during the Offering Period in a dollar amount specified in the Employee’s Enrollment Documents. A Participant’s payroll deductions shall be credited to his or her book account under the Plan. The Committee may permit Participants to make supplemental Contributions into his or her account, on such terms and subject to such limitations as the Committee may decide; however, as to any Purchase Rights under this Plan that are intended to meet the requirements of Section 423 of the Code, supplemental contributions will be permitted only to the extent permissible under the equal rights and privileges rule set forth in Section 6(c) above.

(b)                                 Contributions to the Plan shall be made after payroll deductions for taxes and the Participant’s employee contributions in respect of retirement and welfare benefit plans and may be reduced, if necessary, to ensure that the aggregate of all such deductions does not exceed the Participant’s Compensation for the relevant payroll period.

(c)                                  A Participant may, on one occasion only during an Offering Period, decrease the rate of his or her Contributions for the Offering Period, including a decrease to zero. Thereafter, prior to the earlier of (i) six months after the effective date of any such decrease and (ii) the end of the relevant Offering Period, the Participant may restore his or her rate of Contribution to the original level. In addition, a Participant who has elected such a decrease in rate of Contribution may, prior to the end of the relevant Offering Period, make one or more supplemental Contributions not to exceed, in the aggregate, (x) the total Contributions the Participant would have made for that Offering Period had the original rate of Contribution remained in effect throughout the entire Offering Period and (y) the Participant’s actual Contributions; however, no supplemental contributions shall be permitted under this Section 9(c) with respect to any Purchase Right under this Plan that is intended to meet the requirements of Section 423 of the Code.  To change Contribution amounts as permitted by this Section 9(c), a Participant shall complete new Enrollment Documents and file the same with the Company. The change in amount shall be effective as of the beginning of the next payroll period following the date of filing of the new Enrollment Documents, if the documents are completed at least five Business Days prior to such date and, if not, as of the beginning of the next succeeding payroll period.

(d)                                 The Committee shall determine the maximum amount that any Employee may contribute to his or her account under the Plan during any calendar year.

(e)                                  Notwithstanding the other provisions of the Plan, to the extent necessary to comply with Section 423(b)(8) of the Code and Section 6(b) herein, a Participant’s payroll deductions may be decreased or discontinued during any Offering Period scheduled to end during the then-current calendar year. Payroll deductions shall recommence at the rate provided in such Participant’s Enrollment Documents at the beginning of the first Offering Period that is scheduled to end in the following calendar year, unless terminated by the Participant as provided in Section 13.

10.       Grant of Purchase Right

(a)                                 On the Offering Date of each Offering Period, each eligible Employee who elects to participate in such Offering Period shall be granted on the relevant Purchase Date, a Purchase Right in a number of ADSs determined by:

(i)                                     dividing (A) the product of $25,000 and the number of calendar years during all or part of which the Purchase Right shall be outstanding by (B) the Fair Market Value of the ADSs on the Offering Date, and

(ii)                                  subtracting from the quotient thereof (A) the number of ADSs that the Employee has purchased during the calendar year in which the Offering Date occurs under the Plan or under any other employee stock purchase plan of the Company or any Subsidiary which is intended to qualify under Section 423 of the Code (a “Related Plan”) plus (B) the number of ADSs subject on the Offering Date to any outstanding Purchase Rights granted to the Employee under any Related Plan.

(b)                                 If application of the formula stated in Section 10(a) would result in the grant of Purchase Rights covering, in the aggregate, more than the number of ADSs that the Committee has made available for the relevant Offering Period as provided in Section 5, then the Committee shall adjust the number of ADSs subject to the Purchase Right in order that, following such adjustment, the aggregate number of ADSs subject to the

Purchase Right shall remain within the applicable limit. Such adjustments shall be decided by the Committee in its discretion but shall be made in a manner that the Committee reasonably believes ensures that all Participants for the relevant Offering Period shall have the same rights and privileges under the Plan to the extent required by Section 423 of the Code.

11.       Exercise of Purchase Right

(a)                                 Unless a Participant withdraws from the Plan as provided in Section 13, his or her Purchase Right shall become exercisable, and shall be exercised automatically, on the Purchase Date of the relevant Offering Period for the number of ADSs obtained by dividing (i) the accumulated Contributions credited to the Participant’s account as of the Purchase Date by (ii) the applicable Purchase Price (including any fractional Share, rounded down to the nearest one-hundredth of a Share (or such other amount as the Committee may specify from time to time)), but in no event for a number of ADSs greater than the number of ADSs subject to the Purchase Right, as calculated under Section 10. If application of the preceding sentence would result in the purchase of fractional ADSs, the Company may round down to the nearest whole number the number of ADSs purchased by any Participant (it being understood that rounding down to the nearest whole Share shall be done for all Participants or none at all).

(b)                                 During his or her lifetime, a Participant’s Purchase Right hereunder is exercisable only by him or her. To the extent that any Purchase Right covers ADSs in excess of the number of ADSs as to which such Purchase Right becomes exercisable under this Section 11(b), such Purchase Right shall expire without becoming exercisable.

(c)                                  ADSs shall be purchased only with the portion of a Participant’s Account Balance consisting of the Participant’s accumulated Contributions. Any interest credited to the Participant’s account pursuant to Section 14 shall not be used to purchase ADSs and shall instead be paid to the Participant at the end of the relevant Offering Period.

(d)                                 If any portion of a Participant’s accumulated Contributions is not used to purchase ADSs on a given Purchase Date (because, for example, of the application of Section 6(b)), the remaining amount shall remain credited in the Participant’s book account and used for the purchase of ADSs under the next Offering Period, unless the Participant withdraws from the next Offering Period as provided in Section 13 or is not eligible to participate in the next Offering Period, in either of which cases the Company shall distribute such remaining amount to the Participant.  However, for a Purchase Right under this Plan that is intended to meet the requirements of Section 423 of the Code, no carry over of unused Contributions shall be permitted except in compliance with the equal rights and privileges rule set forth in Section 6(c) above.

(e)                                  Subject to Section 12, a Participant shall have no interest or voting right in ADSs covered by his or her Purchase Right until such Purchase Right has been exercised.

12.       Delivery of ADSs

As promptly as practicable after a Purchase Date, the number of ADSs purchased by each Participant upon exercise of his or her Purchase Right shall be deposited into an account established in the Participant’s name (or jointly in the name of the Participant and his or her spouse) with the Designated Broker. Any payroll deductions accumulated in a Participant’s account that are not applied toward the purchase of ADSs on a Purchase Date due to limitations imposed by the Plan shall be returned to the Participant. ADSs to be delivered to a Participant under the Plan shall be registered on the stock register of the Company in the name of the Participant (or jointly in the name of the Participant and his or her spouse). If under the terms of a resolution passed or an announcement made by the Company a dividend is to be or is proposed to be paid to holders of ADSs on the register on a date prior to allotment for any ADSs issued upon the effective exercise of a Purchase Right, the ADSs to be issued upon such exercise will not rank for such dividend. Except as mentioned in this Section 12, ADSs allotted upon the exercise of a Purchase Right shall rank pari passu (including, but not limited to, with respect to voting, dividend and transfer rights and rights arising upon a liquidation) in all respects with the ADSs in issue on the date of such allotment and will be subject to all the provisions of the Articles of Association of the Company for the time being in force.

13.       Voluntary Withdrawal; Termination of Employment

(a)                                 A Participant may withdraw all but not less than all the Contributions credited to his or her account under the Plan at any time prior to a Purchase Date by submitting a completed “Notice of Withdrawal” form to the Company’s Human Resources Department, the Human Resources Department of the Subsidiary that employs the Participant or as the Committee otherwise specifies. The Company shall arrange to pay to the Participant his or her Account Balance promptly after receipt of a notice of withdrawal, the Participant’s Purchase Right for the current period shall automatically be terminated and cancelled, and no further Contributions for the purchase of ADSs shall be accepted from the Participant during the Offering Period.

(b)                                 A Participant’s withdrawal from an offering shall not have any effect upon his or her eligibility to participate in the plan for the succeeding Offering Period (and Offering Periods thereafter) or in any similar plan that the Company may adopt hereafter.

(c)                                  Except as provided in Section 13(d), if a Participant’s Continuous Status as Employee terminates prior to the Purchase Date of an Offering Period for any reason, whether voluntary or involuntary, including retirement or death, the Company shall pay to the Participant his or her Account Balance (or, in the case of death, the Company shall pay such amount to the person or persons entitled thereto under Section 15), and the Participant’s Purchase Right shall automatically terminate and lapse.

(d)                                 If a Participant’s Continuous Status as an Employee terminates under circumstances that qualify the Participant as a Qualified Terminated Participant, and the effective date of the Participant’s termination of employment is less than three months prior to the next Purchase Date, the Participant shall continue to participate in the Plan for the Offering Period then in progress, and the Participant’s Purchase Right for such Offering Period shall be exercised as provided in Section 11; provided, however, that the Participant’s Contributions shall cease with the Contribution made from his or her final paycheck, and the Participant shall not be permitted to make any supplemental Contributions to the Plan (in the event that the Committee permits supplemental Contributions pursuant to its discretion under Section 9(a)). The Participant shall not be eligible to participate in any Offering Period that starts after the effective date of his or her termination of employment.

14.       Interest

Account Balances under the Plan may, in the discretion of the Committee, be credited with interest. All determinations as to the rate and amount of interest to be credited or paid on accounts under the Plan shall be made by the Committee in its sole discretion. The Committee may, but shall not be obligated to, invest Participant Account Balances, to the extent funded, in an interest-bearing fund or other financial instrument.

15.       Designation of Beneficiary

(a)                                 A Participant may designate a beneficiary to receive any ADSs and cash, if any, from the Participant’s account under the Plan in the event of the Participant’s death. If a Participant is married and the designated beneficiary is not the spouse, the Company may determine that spousal consent shall be required for such designation to be effective. Beneficiary designations under this Section 15(a) shall be made as directed by the Human Resources department of the Company.

(b)                                 A Participant may change a designation of beneficiary at any time by submission of the required notice. In the event of the death of the Participant and in the absence of a beneficiary validly designated under the Plan who is living at the time of such Participant’s death, the Company shall deliver ADSs and/or cash from the Participant’s account under the Plan to the executor or administrator of the Participant’s estate, or if no such executor or administrator has been appointed (to the knowledge of the Company), the Company, in its discretion, may deliver such ADSs and/or cash to the Participant’s spouse or to any one or more dependents or relatives of the Participant, or if no spouse, dependent or relative is known to the Company, then to such other person as the Company may designate.

16.       Transferability

Neither Contributions credited to a Participant’s account nor any rights with regard to the exercise of a Purchase Right to receive ADSs under the Plan may be assigned, transferred, pledged or otherwise disposed of in any way (other than by will, the laws of descent and distribution, or as provided in Section 15) by the Participant. Any such attempt at assignment, transfer, pledge or other disposition shall be without effect, except that the Company may treat such act as an election to withdraw funds in accordance with Section 13.

17.       Use of Funds

The Company may, but shall not be obligated to, segregate Contributions under the Plan and/or arrange for Contributions to be held by a third party financial institution (including the Designated Broker) or trustee for the benefit of Participants. Whether or not segregated, Contributions (and earnings thereon, if any, pursuant to Section 14) shall remain the property of the relevant Participants, shall be held subject to the rights of Participants hereunder and shall not be subject to the claims of the Company’s creditors. Nevertheless, to the extent that Contributions are not segregated or held by third parties, the Company may use such Contributions for any corporate purpose, subject to the rights of Participants under the Plan.

18.       Reports

Individual accounts shall be maintained for each Participant in the Plan. Statements of account shall be provided to participating Employees by the Company or the Designated Broker at least annually.

19.       Amendment, Termination and Registration

(a)                                 The Committee may at any time, or from time to time, amend the Plan in any respect or terminate the Plan (including with respect to any Offering Period then in progress), except that, without the approval of the Company’s shareholders at a meeting duly called, no amendment shall be made (i) increasing the number of Common Shares approved for the Plan (other than as provided in Section 5 hereof) or (ii) decreasing the purchase price per ADS or (iii) change the designation of the employees (or class of employees) eligible for participation in this Plan; provided, however, that alterations or amendments to the terms and conditions of the Plan which are of a material nature, or any change to the terms of Purchase Rights granted must be approved by the shareholders of the Company, unless such alteration or amendment takes effect automatically under the terms of the Plan. Without limiting the generality of the preceding sentence, the Committee shall be entitled to change the Offering Periods, limit the frequency and/or number of changes in the amount withheld during an Offering Period, permit payroll withholding in excess of the amount designated by a Participant in order to adjust for delays or mistakes in the Company’s processing of properly completed withholding elections, establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of ADSs for each Participant properly correspond with amounts withheld from the Participant’s compensation, and establish such other limitations or procedures as the Committee determines in its sole discretion to be advisable and consistent with the Plan. Any amendment made to the Plan must be in accordance with the requirements of the HK Listing Rules or permitted by the Hong Kong Exchange. Each Participant shall use their best efforts to provide all cooperation for such filing and registration. If the Plan is terminated by the Board prior to the tenth anniversary of the Effective Date (as defined in Section 4 above), unless the Committee has also terminated any Offering Period then in progress, Purchase Rights granted before such termination shall continue to be valid and exercisable in accordance with, and subject to, the terms and conditions of the Plan.

20.       Notices

All notices or other communications by a Participant to the Company under or in connection with the Plan shall be deemed to have been duly given when received in the form specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.

21.       Conditions Upon Issuance of ADSs

(a)                                 ADSs shall not be issued with respect to a Purchase Right unless the exercise of such Purchase Right and the issuance and delivery of ADSs pursuant thereto shall comply with all applicable provisions of law, domestic or foreign, including, without limitation, the United States Securities Act, the United States Securities Exchange Act, applicable state securities laws, and the rules of any other stock exchange on which the ADSs are listed for trading and any rules and regulations promulgated under any of the foregoing, and shall be further subject to the approval of counsel for the Company with respect to such compliance.

(b)                                 As a condition to the exercise of a Purchase Right, the Company may require the person exercising such Purchase Right to represent and warrant at the time of exercise that the ADSs are being purchased only for investment and, without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required by any of the aforementioned applicable provisions of law.

22.       Awards to Individuals Subject to Non-U.S. Jurisdictions; Trust

To the extent necessary to comply with the laws of any relevant jurisdiction, the Committee shall have the discretion to adopt, on behalf of the Company, one or more sub-plans applicable to separate classes of Employees who are subject to laws of jurisdictions outside of the United States; provided, however, that the adoption of any plan or sub-plan must be in accordance with HK Listing Rules. Furthermore, to the extent necessary to comply with the laws of any relevant jurisdiction and consistent with the purposes of the Plan and the interests of the Company, the Committee may establish a trust in connection with the Plan or any other employee benefit plan of the Company.

23.       Miscellaneous

(a)                                 The exercise of the Purchase Rights granted under the Plan is not subject to any performance target.

(b)                                 Nothing in the Plan nor any Purchase Right awarded under the Plan shall confer, or be construed to confer, on any person (including any Employee or Participant) the right to remain in the employ of the Company or affect the right of the Company to terminate the employment of such person at any time with or without cause, to the extent otherwise permitted under law. An individual who participates in the Plan shall waive all and any rights to compensation or damages in consequence of the termination of his or her office or employment for any reason whatsoever insofar as those rights arise or may arise from such person’s ceasing to have rights under or be entitled to exercise any Purchase Right under the Plan as a result of such termination.

(c)                                  The adoption of the Plan shall not affect any other compensation or incentive plans in effect for the Company or any Subsidiary, except to the extent required by law. Nothing in this Plan shall be construed to limit the right of the Company or any Subsidiary: (i) to establish any other forms of incentives or compensation for employees of the Company or any Subsidiary; or (ii) to grant or assume Purchase Rights or options otherwise than under this Plan, including, without limitation, the grant or assumption of options in connection with the acquisition, by purchase, lease, merger, consolidation or otherwise, of the business, stock, or assets of any corporation, firm, or association.

(d)                                 The Plan and the rights and obligations of any individual under the Plan shall be governed by and construed in accordance with the law of the Cayman Islands. It is noted nevertheless that the Company intends that the Plan qualify as an “Employee Stock Purchase Plan” under Section 423 of the Code. The provisions of the Plan shall, accordingly, be construed in a manner consistent with the requirements of that section of the Code.  With respect to a Purchase Right under this Plan that is intended to meet the requirements of Section 423 of the Code, any provision of this Plan which is inconsistent with Section 423 of the Code or any successor provision of the Code, without further act or amendment by the Company, the Committee or the Board, shall be reformed to comply with the requirements of Section 423 of the Code.  This Section 23(e) shall take precedence over all other provisions in this Plan.

(e)                                  Unless otherwise stated, all periods of time under this Plan shall be calculated with reference to the then local time in Shanghai. In the event that any applicable date is, or any period of days, months or years set forth in this Plan ends on, a date that is Saturday, Sunday or a public holiday in Shanghai, such applicable date or the end of such period shall be the first Business Day following such date.

24.       Corporate Transactions

In the event of a Corporate Transaction, the offering period for each outstanding right to purchase Common Shares will be shortened by setting a new purchase date and will end on the new purchase date.  The new purchase date shall occur on or prior to the consummation of the Corporate Transaction, as determined by the Board, and the Plan shall terminate on the consummation of the Corporate Transaction.  “Corporate Transaction” means the occurrence of any of the following events: (i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of SMIC representing fifty percent (50%) or more of the total voting power represented by SMIC’s then outstanding voting securities; or (ii) the consummation of the sale or disposition by SMIC of all or substantially all of SMIC’s assets; or (iii) the consummation of a merger or consolidation of SMIC with any other corporation, other than a merger or consolidation which would result in the voting securities of SMIC outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least fifty percent (50%) of the total voting power represented by the voting securities of SMIC or such surviving entity or its parent outstanding immediately after such merger or consolidation.